Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
News Release	(212) 930-9400

COMPANY CONTACTS	[NYSE: SFI]

Catherine D. Rice	Andrew G. Backman
Chief Financial Officer	Senior Vice President – Investor Relations

iStar Financial Announces March 2009 Transition

of Chief Financial Officer Position

NEW YORK - December 10, 2008 - iStar Financial Inc. (NYSE: SFI), a leading publicly traded finance company focused on the commercial real estate industry, announced today that Catherine D. Rice, executive vice president and chief financial officer, will retire in March of 2009 and James D. Burns, iStar’s executive vice president and treasurer, will be promoted to CFO upon Rice’s retirement next year.

After serving as a senior member of the management team at iStar since 2002, Rice is retiring to focus on family business interests. Burns has served as executive vice president and treasurer of iStar Financial since 2006 and has held the position of senior vice president and treasurer of iStar Financial since 2003.

“Katy has been instrumental in our financial strategy and has provided guidance and significant leadership to the Company over the past six years,” said Jay Sugarman, iStar’s chairman and chief executive officer. “She has built a strong team of finance, accounting and investor relations professionals, leaving the Company in highly capable hands. We respect Katy’s need to focus on family business interests and look forward to working with Jim as he assumes his new role next March.”

Prior to joining iStar Financial, Burns was global treasurer of Cantor Fitzgerald. Mr. Burns also worked for Morgan Stanley in Hong Kong as treasurer of the Asia-Pacific region and in New York as treasurer of the Americas region. Previously, he held various positions in capital markets, capital planning and cash management at PepsiCo, Inc. Burns received his M.B.A. in Finance from Columbia University’s Graduate School of Business and his A.B. in Economics from Harvard College.

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iStar Financial Inc. is a leading publicly traded finance company focused on the commercial real estate industry. The Company primarily provides custom-tailored investment capital to high-end private and corporate owners of real estate, including senior and mezzanine real estate debt, senior and mezzanine corporate capital, as well as corporate net lease financing and equity. The Company, which is taxed as a real estate investment trust (“REIT”), seeks to deliver strong dividends and superior risk-adjusted returns on equity to shareholders by providing innovative and value added financing solutions to its customers. Additional information on iStar Financial is available on the Company’s website at http://www.istarfinancial.com.

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